UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ALERE INC.
(Name of Registrant as Specified in Its Charter)

COPPERSMITH CAPITAL MANAGEMENT, LLC
COPPERSMITH VALUE PARTNERS, LLC
JEROME J. LANDE
CRAIG ROSENBLUM
SCOPIA LONG LLC
SCOPIA PARTNERS QP LLC
SCOPIA PX, LLC
SCOPIA PARTNERS LLC
SCOPIA WINDMILL FUND, LP
SCOPIA INTERNATIONAL MASTER FUND LP
SCOPIA PX INTERNATIONAL MASTER FUND LP
SCOPIA LB LLC
SCOPIA CAPITAL GP LLC
SCOPIA CAPITAL MANAGEMENT LLC
MATTHEW SIROVICH
JEREMY MINDICH
CURT R. HARTMAN
THEODORE E. MARTIN

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Coppersmith Capital Management, LLC (“Coppersmith Capital”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Alere Inc., a Delaware corporation.

On August 1, 2013, Coppersmith Capital issued the following press release:

Media Contact:	Investor Contact:
Dan Gagnier	Mark Harnett
Sard Verbinnen & Co	MacKenzie Partners, Inc.
(212) 687-8080	(212) 929-5500

COPPERSMITH CAPITAL ISSUES LETTER TO ALERE INC. STOCKHOLDERS

New York, NY, August 1, 2013 – Coppersmith Capital Management, LLC and the other participants in its proxy solicitation (collectively, “Coppersmith”), the fourth-largest stockholder of Alere, Inc. (NYSE: ALR) (“Alere”), owning approximately 7.3% of the shares outstanding, today issued the following letter to Alere stockholders:

Performance Requires Accountability: Vote to Enhance the Board’s Independence,
Not to Endorse Management’s Influence

Don’t Settle for the Promise of Change: Send the Message that Accountability
Does Not End at the Annual Meeting

Coppersmith’s Nominees Are Independent, Highly-Qualified and Endorsed by ISS and Glass Lewis

VOTE THE BLUE PROXY CARD TODAY TO ENSURE THAT PRESSURE TO PERFORM AND ACCOUNTABILITY ARE PERMANENT ADDITIONS TO ALERE’S CULTURE

Dear Fellow Alere Stockholder:

Coppersmith Capital Management, LLC and the other participants in its proxy solicitation own approximately 7.3% of Alere, Inc., having each individually purchased additional stock since our last 13D filing on July 10, 2013.  We have nominated three highly-qualified, independent candidates, Curt R. Hartman, Theodore E. Martin and Jerome J. Lande, for election to Alere’s board of directors (the “Board”) at the annual meeting of stockholders (the “Annual Meeting”) to be held next Wednesday, August 7, 2013. For the last nine months, Coppersmith has worked diligently to introduce real accountability and rigorous business analysis into Alere’s performance and strategy.  Along the way we have heard from many of our fellow stockholders who have expressed support for the change and accountability we are seeking at Alere, for which we are very grateful.

LASTING IMPROVEMENT REQUIRES REAL ACCOUNTABILITY INSIDE THE BOARDROOM

As long-term investors interested only in improving Alere’s performance, we are pleased by the sequential improvements in the 2nd quarter.  The results announced yesterday demonstrate the opportunities at Alere when a management team actually faces consequences for poor performance and bad strategy.  However, we caution our fellow stockholders to remember that one quarter does not make a trend and that reaping the ‘low-hanging-fruit’ is not a lasting turnaround.  Long-term improvement will take long-term commitment to change and an ability to face the harder choices that will come later.  These long-term challenges include the continued weakness in diagnostics organic growth (4.0% in the quarter and -0.8% over the last 12 months, including Triage, which has proved to be a recurring issue); operating margins which remain 550 basis points below 2009 levels; tepid new product revenues that continue to disappoint and the long-term role of Health Management, which reduced total company growth and operating margin in the 2nd quarter by approximately 120 and 300 basis points, respectively. These are complex issues which will require sober detachment from past strategies and the strongest possible Board to counter-balance management.  It is crucial that stockholders continue to demand accountability from Alere’s management and Board by electing Coppersmith’s nominees so that we can tackle Alere’s long-term challenges and create sustainable improvement.

DON’T BE FOOLED BY MANAGEMENT’S ‘DEATHBED CONVERSION’

We have always been firm believers in Alere’s potential, as much as we believe accountability and objective analysis are the ways to realize it.  Unfortunately, as all long-term investors know, Alere’s track record over the last ten years is littered with strategy reversals and unrealized promises of margin improvement, enhanced growth, lower leverage and realized synergies.  Under the harsh light of a proxy contest and only after poor feedback from stockholders and the endorsement of Coppersmith’s nominees by both leading proxy advisors, ISS and Glass Lewis, Alere management has undergone a ‘deathbed conversion’.  The result is more new promises to deliver improvements (several of which Coppersmith already proposed), such as a lower leverage target, more aggressive divestitures (including the consumer products joint venture and potentially components of Toxicology) and the introduction of partial margin targets.  We are rightfully skeptical.  Ask yourself: if Alere’s management and Board truly embraced these strategies of their own accord, why did they wait until 7 days before the Annual Meeting to announce them and only after difficult meetings with investors and rejection by both ISS and Glass Lewis?

In our conversations with you, Alere’s true owners, we have found broad agreement with our views on Alere’s performance and our proposed strategies to improve that performance.  In fact, we have found that most investors accept as a predicate that Alere needs dramatic change and that accountability has been desperately lacking for years.  Amazingly, the question we are asked most often is “how can you create these direly needed changes with only three of ten seats?”  We believe yesterday’s sudden strategic concessions by management demonstrate what can happen when asking the right questions is married to the power of real accountability.  We are still far from a fully-realized strategy for the maximization of value, and a little progress if allowed to breed complacency is a dangerous thing.  Pressure to perform from stockholders has started the ball rolling, but it will take more than promises to generate durable performance improvement and sustainable value enhancement.  Stockholder-driven accountability is working - we need your help to finish the job.

COPPERSMITH’S NOMINEES ARE TRULY INDEPENDENT OF MANAGEMENT AND CARE ONLY ABOUT RESULTS, NOT PRIDE OF AUTHORSHIP OR LEGACY

This debate has always been about who is better equipped to demand answers to the tough questions that management has avoided for a decade: management’s handpicked nominees or independent stockholder representatives.  Coppersmith’s nominees are not committed to any given strategy – only to the rigorous fact-based analysis of all available options to enhance stockholder value.  As independent nominees of major stockholders, the Coppersmith director candidates are focused on the issues that matter to all Alere stockholders: greater transparency and disclosure, strict ROIC-based decision-making, management accountability for operating underperformance and rigorous analysis of capital allocation and risk management.

We believe Alere stockholders should ask themselves which risk is greater: the risk promulgated by Alere that Coppersmith’s nominees, who are aligned only with stockholders and will represent a minority of the Board, will somehow “destroy long-term value”, or the risk that Alere’s management, if left unchecked, will continue to operate the way it has for a decade.  We believe the choice is clear: a vote for Coppersmith’s nominees is a vote to embrace accountability and objective decision-making, and your best insurance policy against a return to the status quo.  We encourage stockholders to send a message that pressure to perform does not end with the Annual Meeting by voting the BLUE proxy card to elect all three Coppersmith nominees.

Sincerely,

/s/ Jerome Lande

Jerome Lande

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR ALERE INVESTMENT
PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY

Coppersmith urges Alere’s stockholders to vote the BLUE proxy card for the election of Coppersmith’s three highly-qualified and independent candidates to Alere’s Board of Directors at its upcoming annual meeting of stockholders on Wednesday, August 7, 2013.